EXHIBIT 99.2

CORPORATE PARTICIPANTS

Michael Yates

IDEX Corporation - Chief Accounting Officer

Larry Kingsley

IDEX Corporation - Chairman

Andy Silvernail

IDEX Corporation - CEO

Heath Mitts

IDEX Corporation - VP and CFO

CONFERENCE CALL PARTICIPANTS

Jim Lucas

GNA Markets - Analyst

Robert Barry

UBS - Analyst

Scott Graham

Jefferies & Company - Analyst

Allison Poliniak

Wells Fargo Securities - Analyst

Charlie Brady

BMO Capital Markets - Analyst

Wendy Caplan

SunTrust Robinson Humphrey - Analyst

Matt Summerville

KeyBanc Capital Markets - Analyst

Walter Liptak

Barrington Research Associates, Inc. - Analyst

PRESENTATION

Operator

Good morning. My name is Vitania and I will be your conference operator today. At this time, I would like to welcome everyone to the IDEX Corporation Q3 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a Question-and-Answer session. (Operator Instructions) Thank you. I would now like to turn the call over to today’s host, Mr. Michael Yates, Chief Accounting Officer. Sir, you may begin your conference.

Michael Yates - IDEX Corporation - Chief Accounting Officer

Thank you. Good morning, everyone, and thank you for joining us for our discussion of the IDEX third-quarter 2011 financial highlights. Last night we issued a press release outlining our Company’s financial and operating performance for the 3 month period ended September 30, 2011. The press release, along with the presentation slides to be used during today’s webcast, can be accessed on our Company’s website www.idexcorp.com. Joining me today from IDEX Management are Larry Kingsley, our Chairman, Andy Silvernail, our CEO, and Heath Mitts, Vice President and Chief Financial Officer.

The format for our call is as follows. We will begin with our longer-term view of the business as we approach the end of 2011 and have recently completed our 3-year strategic planning process. We will then discuss our third quarter Company results and our 4 business segments. And finally, we will wrap up with an update of our 2011 guidance. Following our prepared remarks, we will then open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately 2 hours after the call concludes by dialing the toll-free number of 855-859-2056 and entering conference ID number 660 69 195. Or simply log on to our company home page for the webcast replay.

As we begin, a brief reminder, this call may contain certain forward-looking statements that are subject to the Safe Harbor Language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission. With that, I will now turn this call over to our Chairman, Larry Kingsley. Larry?

Larry Kingsley - IDEX Corporation - Chairman

Thanks, Mike. I’m very pleased to introduce Andy Silvernail as IDEX’s new CEO. On August 8, we announced that Andy would succeed me as Chief Executive Officer. And I will remain on as Chairman of the Board for the remainder of the year, as long as necessary to transition all responsibilities. Andy joined IDEX in January of 2009 and most recently held the position of Vice President and Group Executive, leading 3 of the Company’s business segments; Health and Science Technologies, Fire and Safety, and Dispensing. Comprising more than half of the Company’s annual revenue. He significantly increased revenue and earnings, and expanded operating margins through stringent cost control and improved efficiency. All while driving substantial international growth. My plan to leave IDEX would not be possible if the Board and I were not extremely confident in Andy’s leadership.

I know we’ve found the best leader to align the Company and execute the initiatives we developed together over the last 3 years to ensure we win today and invest for tomorrow. Over the past several years, we have built a world-class team. This will ensure continuity. Andy is surrounded with excellent talent to drive continued growth and operational improvement. Now let me hand it over to Andy. Andy?

Andy Silvernail - IDEX Corporation - CEO

Thank you, Larry. Before moving on to the results, I want to take this opportunity to thank Larry for his leadership during the past 7 years. Larry has achieved an impressive list of accomplishments while at IDEX. I’m honored to succeed him as CEO and have the opportunity, along with our great team, to lead the Company into the future. I appreciate the support Larry has provided me of the last 3 years. He has been a terrific leader and an outstanding mentor. I hope you all join me in wishing him success, both personally and professionally.

With that, I would also like to quickly address my top priorities as CEO. First and foremost, I want to reiterate that our strategy has been and will continue to be focused on our global growth platforms and executing with a disciplined operating model. Specifically, we will continue to focus on our Company-wide priorities. First, we’ll improve our growth profile to organic investments and acquisitions. Second, we’ll build a great global team and develop our people to support our continued growth. Third, we’ll advance our operational and commercial excellence initiatives which have been the foundation of our success. Through execution on these priorities, we’ll be more flexible, innovative, and responsive in filling customers’ needs. Ultimately, these make IDEX stronger and even more competitive.

As Mike laid out, I’ll comment on our longer-term prospects and our view of the economic environment. We will present detailed guidance for 2012 in our fourth-quarter earnings call. But today, I’ll share my perspective on the performance of our end markets and our longer-term outlook. We have just completed our 3-year strategic planning process. And after reviewing the individual business units plans over the past couple of months, we remain bullish as we look at 2012 and beyond.

First, let me say, despite the headlines of volatility in the global financial markets, we expect to achieve solid organic growth in 2012. The majority of our end markets are continuing to grow. The investments that we’ve made in the emerging markets are paying off, as we continue to get traction with our products and technologies in China, India, the Middle East, and Latin America. Our strategic intentions have not changed. We will expand our current business with a focus on high-growth emerging regions and high-growth end markets. To be clear, we have not slowed our investments in areas where we are bullish about the long-term.

On the M&A front, we have a very robust deal pipeline. We remain active through 2012. Our focus will continue to be on strategic platforms in FMT and HST. Turning to the next slide, I’ll walk you through the assessment of our served markets. We believe all of these markets are positive over our 3-year strategic planning cycle, including the currently softened municipal markets. In the third quarter, we experienced 8% organic order growth. Additionally, orders grew sequentially throughout the quarter and compared to prior year. This provides confidence that order rates are holding up, despite the persistent headwinds driven by the volatility in the global marketplace. Specifically, chemical and industrial markets remain strong. Large projects are underway in China and we have a solid position producing and selling locally throughout the emerging markets. Our MRO business is very strong globally and we are expanding our presence in the aftermarket space which will bolster our solid recurring business. Energy has been and will continue to be strong for us worldwide, particularly in mid and downstream. And we continue to see strength in both MRO and project-related activity.

We expect demand for our sanitary products to grow as new regulatory requirements increase. We have already begun to see a shift in demand for hygienic products. We are also anticipating developing economies to increase their investment in food, beverage, and dairy, to meet their shifting needs. In the agriculture space, we are experiencing very strong OEM and aftermarket demand, as farmers race to support population growth through increased usable acreage and improving crop yields.

Our health and science end markets are experiencing some softening. Concerns about research funding appear to be causing a pause as our customers assess the situation. We remain very well-positioned with our products and technologies. And longer-term, we see this getting back to high single-digit or low double-digit organic growth.

Our municipal end markets face some challenges, particularly with respect to water, wastewater, and fire. For our water business, we believe long-term prospects are promising as investment in the aging US and European infrastructure will require significant capital expenditures. Industrial water applications are supporting the remainder of our water business. We don’t see any slowing in this space. Furthermore, emerging markets have significant growth opportunities both near and long-term. Equally important as the market dynamics is our track record of outpacing our served markets as we innovate and promptly deliver the highest quality solutions.

Overall, we maintain a positive outlook. In our view, growth in 2012 will moderate, but stay positive in North America and Europe. And growth in the emerging markets will far outpace the developed world. While our overall view doesn’t anticipate a global recession, we will be prepared for whatever scenario plays out. Our team can quickly and appropriately reduce our cost structure and preserve margins without slowing R&D spend. We have proven our ability to execute this model in the past. And we will do so again if necessary.

In select areas, we have already begun to take some restructuring actions. Through the second half of 2011, we’ll reduce our cost structure in slower markets in order to deploy capital in high-growth, high-value platforms and regions. Through our ongoing, and intensified efforts, we will drive cost and efficiency as a result of our operational excellence and strategic sourcing initiatives.

Now, let me turn to our third quarter earnings. We had an outstanding quarter. Orders are on track to our plan and we built backlog. The general underlying demand appears to be healthy. However, as Larry and Heath have discussed in the past, we expect order patterns to remain volatile. This shift in orders, away from large blankets, to more drop-ins, has stressed the importance of a responsive supply chain. This is an area IDEX has strength in over the years and we will continue to invest resources to improve our sourcing capabilities.

We are very excited about our new optics and photonics platform. We are already beginning to realize the benefits of combining these great companies into one platform. We have executed quickly to realize synergies. We’re able to deliver a broad spectrum of offerings to our existing customers while strengthening our value proposition to potential customers.

Now, turn to slide 7 and I’ll jump into the financial results for the quarter. Orders were up 26% and as previously noted, up 8% organically. And sales were up 28%, up 9% organically. Q3 adjusted operating margin of 18.3% was up 70 basis points from the prior year. As noted in our press release, there are few moving parts in our Q3 results. In the spirit of normal IDEX transparency, I want to quickly walk through these items. First, our reported operating contained $12.8 million of CVI inventory step-up expense. This will be the last of the CVI inventory step-up expense. Additionally, we had $2.9 million of restructuring-related charges as part of the cost takeout I mentioned earlier. On the other hand, we benefited from $2.7 million of stock compensation expense reversals as part of the CEO transition.

Finally, the acquisitions had a dilutive impact of 80 basis points to our operating margin. This is primarily due to the CVI’s ongoing intangible amortization expense. While the acquisitions impact will be dilutive to our operating margins in the near term, our margin improvement initiatives are well underway at CVI. And I feel good about the long-term margin profile.

So, if you add all this up and look at the results on an apples-to-apples comparison to prior year, our operating margin improved 130 basis points. Productivity was outstanding with solid operating leverage on the organic growth. Finally, Q3 results included a year-to-date true-up of our expected tax rate, primarily due to tax planning availed by recent acquisitions. This is good news and a lower rate is sustainable. We now expect the ETR to be 30% in Q4 and through 2012.

Free cash flow was $86 million, resulting in cash conversion of 180% of net income. This was a quarterly record at IDEX. It was terrific performance. I’m proud of our teams’ effort in the trenches with their laser focus on cash generation.

Okay. I will begin the segment walk with Fluid and Metering on slide 8. For the quarter, orders were up 9%, up 6% organically. However, if you exclude our water platform, we were up 16% organically in the rest of FMT. Water had some pretty large orders in Q3 2010 and we remain challenged by the tepid municipal environment, all of which makes for pretty tough comps year-over-year. Overall, FMT sales increased 19% for the quarter, up 16% on an organic basis. Operating margin of 19.9% was up 160 basis points from the prior year. We are very pleased with FMT’s quarterly and year-to-date results.

Within Chemical and Energy, infrastructure expansion internationally and our focus in the aftermarket will generate double-digit organic growth for the full year. I am very pleased with the teams’ efforts in the aftermarket and we look to share these best practices across the portfolio. We will continue to monitor our water business and the municipal spend in the US. Outside the US, the water business is strong and we expect growth as infrastructure investments expands in both the near and long-term. I will reiterate our previous expectations that FMT will deliver double-digit organic growth for the full year and continue to improve P&L performance. Global penetration and local execution are driving these stellar results.

Now, on to Health and Science. Orders were up 60% for the quarter. Organic orders up 6%. Sales increased 59%, up 4% on an organic basis. As expected, we had headwind on our operating margin. Adjusted operating margin of 19.2% was down 380 basis points from prior-year, as CVI’s lower margins impacted this segment’s results. Minus CVI, the remainder of HST saw margins expand modestly. We expect HST’s margin profile to improve over time as we execute the CVI integration and profit improvement initiatives. We have made great strides integrating CVI into our optics platform and have continued to gain share across the business. We will grow this platform organically and acquisitively. This remains one of our highest priorities of capital deployment.

Our farmer platform experienced healthy orders in the quarter which will convert to sales in the first half of 2012. For HST, we’re planning for high single-digit organic growth for the full year and significant growth from the recent acquisitions. However, we are seeing moderation in growth rates as we come against different comparisons and current uncertainty the OEM environment. Full-year adjusted operating margins are expected to be north of 20%. As we scale this business and completely integrate our recent acquisitions, our operating margins will continue to expand.

I’m now on to Dispensing. Orders were up 30% and 23% organically. Sales were down 5%, down 11% organically. Operating margin of 9% is down versus prior year of 10% which is largely driven by lower volumes. We expect margin expansion in Q4 and beyond due to the structural actions we have taken. As we communicated last quarter, a broader market recovery is not expected in the near term. But we anticipate further operating margin improvement through new product introductions and marketing penetration on an appropriately-sized cost structure. Again, the Dispensing team continues to execute very well and we’ve adapted to the reality of the depressed construction market.

And finally, Fire and Safety. This segment continues to perform extremely well. Time and time again, we successfully defend our position in the marketplace as a leader, penetrate into new markets and applications, and expand internationally. This has allowed us to increase year-over-year orders by 16%, up 13% organically. Sales increased 10%, up 6% on an organic basis. Operating margin of 25% is consistent with the third quarter of last year. We believe there will be further opportunities to expand the reach of our products which drive strong organic growth in the future.

And now on to slide 12. We expect Q4 EPS to be in the $0.60 to $0.63 range. Q4 organic revenue growth will be 4% to 5%. FX will have a positive year-over-year impact on Q4 sales of approximately 2%. For the full year, we now anticipate the organic revenue growth will be in the high single-digits. We’ve tightened our EPS guidance to be the range of $2.51 to $2.54, 26% to 28% higher than 2010. Adjusted operating margin for the Company for the full year will be approximately 18% and we expect 30% to 35% flow-through on incremental organic revenue.

There are a few other modeling items. The full year 2011 tax rate is anticipated to be 30%. Full year CapEx will be $36 million to $38 million, and as I said a few moments ago, we have demonstrated the ability to convert cash extremely well. We anticipate similar performance in the fourth quarter where cash generation will be in excess of net income. And again, our earnings projections exclude any future restructuring, future acquisitions or charges associated with acquisitions. And that concludes my prepared comments on an excellent quarter. With that, we will open up the call to questions. Operator? I will turn it over to.

QUESTION AND ANSWER

Operator

(Operator Instructions) We will pause for just a moment to compile the Q&A roster. Jim Lucas, GNA Capital Markets.

Jim Lucas - GNA Markets - Analyst

Thanks. Good morning. And thanks for building out our models for us on that last slide.

Andy Silvernail - IDEX Corporation - CEO

No problem.

Jim Lucas - GNA Markets - Analyst

First question. In your prepared remarks you talked about select restructuring that you’ve started. Could you give us a little bit of color of where you are starting that and maybe talk about where those potential areas of weakness are?

Heath Mitts - IDEX Corporation - VP and CFO

Hi, Jim. This is Heath. We talked a little bit about that in the last call that we were going to commence some things. Generally, it’s around businesses that we do not anticipate a big bounce back in terms of growth next year. And these are businesses that we’ve talked about the past, around Dispensing, and around certain elements within our water business. And these have been announced and are being executed as we speak. So there’s no big surprise internally here.

Jim Lucas - GNA Markets - Analyst

Okay. And with regards to the CVI integration, could you give us a little update of how that has played out initially? And talk about some of the market opportunities that may have surfaced so far?

Andy Silvernail - IDEX Corporation - CEO

Sure, Jim. You know first, the integration is on track. We have seen some pretty immediate top line synergies from products and channels. If you recall, when we talked about the acquisition, there’s really an excellent fit between CVI Semrock and ATFilms, really across that a number of spectrums. The first being the global footprint that CVI has in terms of their sales channels and support structures. The second is technologies. There is really a terrific overlap and our ability to leverage both product and process technologies. And then finally, as we talked about, there are some structural cost opportunities between the businesses. So, it’s on track to our expectations. Consistent with the rest of HST, there has been some softening. But the business still grows year over year. And while it is a little bit soft, a little bit softer than we expected, we will get back in line with our expectations.

Jim Lucas - GNA Markets - Analyst

Okay. And finally, with regards to the commentary. I know that you’re still in the early stages of putting 2012 together, but a lot of good commentary about the puts and takes going into next year. When you think conceptually about next year, I mean is the growth rate is kind of leveled off and moderated here in that mid-single digit range. Is 4% to 5% a realistic expectation organically in 2012? Or anything, any caveats, you can put with that?

Larry Kingsley - IDEX Corporation - Chairman

Sure. I think first and foremost, right now the biggest drivers there are kind of 3 things that we are seeing for drivers in some of the near-term softening. The first one is that Europe has softened. There is certainly no doubt about that. The second, and we believe this is a fairly short-term phenomenon, is some of the funding in the life science market. There are concerns and we think that some of the end markets and customer bases have slowed because of that in the near term. And again, as I said in my prepared remarks, we feel pretty confident that over the long-term, that looks a lot more like what we’ve expected in the past, which is high single-digit to low double-digit.

So you know, our expectation is that in 2012, North America will be slower. Europe will be slower. International will still be multiples of those growth rates. And so, if you assume a kind of current state, we think we can do a little bit better than the 4% to 5% in 2012. But a lot of it is going to be driven by the macro environment.

Jim Lucas - GNA Markets - Analyst

Okay. Great. Thank you very much.

Operator

Robert Berry, UBS.

Robert Barry - UBS - Analyst

I was wondering if you could just share a little more color on where you are seeing softness in the European business?

Andy Silvernail - IDEX Corporation - CEO

Yes, no problem at all. It’s pretty broad-based. I think, as we look across the portfolio, you can go segment to segment and you’ve seen some softness. So, you would pick out one thing that is dramatically different than the rest. But, we have seen that certainly in the third quarter, some slowdown.

Robert Barry - UBS - Analyst

Okay, and then on the muni. I know the muni water has been weak for a little while. Is it getting incrementally weaker? Or is that kind of stable at weak?

Andy Silvernail - IDEX Corporation - CEO

No. It really has stabilized. We’ve talked about in the past, specifically in the fire business, where 2 years ago we saw a tick down. And this year, as expected, we saw another tick down. But, actually sequentially, we have seen that really stabilized. So, no. Across the board, both as it impacts fire and as it impacts water and wastewater, we see some stability. However, we don’t see a dramatic pick up in growth and that’s why we have been very proactive and taking some of the cost initiatives.

Robert Barry - UBS - Analyst

Yes. On the HST side, you flagged the 380 basis points decline in the margin. How much of that 380 is related to the ongoing amortization?

Heath Mitts - IDEX Corporation - VP and CFO

Robert, this is Heath. There is in total, for HST, we had a headwind on the margin rate of about 450 basis points. Between CVI and the other HST acquisitions, CVI being by far the lion’s share of that. So we would’ve accreted X acquisitions and HST, we would’ve accreted somewhere in the 70 basis point area.

Robert Barry - UBS - Analyst

Right. I guess I am trying to get at, if some of that year over year headwinds is related to ongoing acquisition related amortization. Kind of, how should we think about the margins tracking in HST? Just aside from the planned restructuring activity?

Heath Mitts - IDEX Corporation - VP and CFO

Sure. As we talked about when we acquired CVI when we added more color in our last earnings call, we have CVI itself brings about $12 million of annual intangible amortization expense that does bring down their margins. So, you would be fair to say, right, that we are going to reset the HST operating margins somewhere in the 300 basis points to 350 basis points versus pre-IDEX acquisition. And obviously as we grow and take cost out, we will lever off of that as some of those purchase price accounting costs are fixed. We will lever off of that going forward. Just to be clear, the CVI and for that matter all of the acquisitions within the segment, do have the same attributes as the rest of IDEX as we’ve talked in the past, which is incremental margins, or contribution margins of the 30% to 35% range. So as we continue to see growth in those businesses, we will begin to expand margins from that going forward.

Robert Barry - UBS - Analyst

And then just finally on that. How is that going to play out? If you put it maybe in 2 buckets, kind of over the next 12 months, how much is there to do related to CVI restructuring? I think you talked about a plant that could be closed relatively quickly and how much impact could the next 12 months be? And then longer-term?

Heath Mitts - IDEX Corporation - VP and CFO

Well, I don’t want to get too descriptive on the call, in terms of our more tactical actions around the integration. Obviously, we have talked some about some footprint things that we are considering going through. And then there is just some natural synergistic opportunities, as Andy mentioned. With some of the technologies and channels and so forth, as we bring it into our broader optics and photonics platform at IDEX. But, we will do some more color about that as we get through the 2012 planning process. But I would expect for modeling purposes, that you can expect HST’s margins to be in that 19% range plus or minus here for the next few quarters.

Robert Barry - UBS - Analyst

Okay. Thanks very much. And thanks for sharing all the thoughts on the outlook for 2012.

Heath Mitts - IDEX Corporation - VP and CFO

You bet.

Operator

Scott Graham; Jefferies.

Scott Graham - Jefferies & Company - Analyst

Good morning you all. And congratulations, Andy. Good to hear that you are back, Larry, as well. The question I had was more about the order rate comment that you made, Andy, about sequentially seem to be, I thought you said improved, but I may have misheard you. And then kind of comparing the order rates, and I know that there’s only 1.5 months of impact of that visibility type of thing. But then the 4% to 5% organic sales number, which isn’t a far off from what I was thinking. Nevertheless, the order rates being the same this quarter as it was last quarter, combined with your comment, is there something that you are seeing very recently in the healthcare business or somewhere else that is suggesting that there is a bit of a step down for the fourth quarter?

Andy Silvernail - IDEX Corporation - CEO

Scott, let me kind of tackle these 2 things. One, I think what I heard you say was, talk about the sequential order rate, and then address the 4% to 5%. Is that kind of consistent with what we experienced in the second quarter and kind of going forward? Is that right Scott?

Scott Graham - Jefferies & Company - Analyst

Pretty much. The order rate growth in the third quarter was the same as the second quarter organically, yet the organic expectation for the following quarter is lower.

Andy Silvernail - IDEX Corporation - CEO

Okay, got it. Let me tackle the sequential order rate. You did hear that right. If you look back over the past 6 months, month-to-month, our sequential order rate has actually improved. And so we are seeing some sequential momentum. That being said, we had more difficult comps and we have more difficult comps as we move forward. As you look at the fourth quarter, essentially what we are calling as sequentially, a consistent quarter in terms of top line, plus or minus. Answer that relative to last year, where we saw kind of $25 million or $30 million of sequential improvement, quarter-to-quarter. In terms of the order rate in the second quarter, and how we are looking at that versus the third quarter and forward, some of the orders that we saw here in the third quarter were in our pharma platform, which really don’t hit until 2012. So there’s a little bit of a gap in there from the math that you might be walking through.

Scott Graham - Jefferies & Company - Analyst

That’s fine. That’s actually very helpful. The key was that you are looking at things sequentially, and I was looking at it year over year. So on a year over year basis during the quarter, it sounds like things may be drifted downward because of more difficult comps. Is that fair?

Andy Silvernail - IDEX Corporation - CEO

You know, to some degree yes. I think it’s important to reiterate that even if we are looking at HST or FMT, right, we are still seeing a solid order environment. And we think we’ll continue to do so. So we are seeing sequential improvement and we’re seeing a decent year over year but moderating as we look forward.

Scott Graham - Jefferies & Company - Analyst

Understood. The other question I had was maybe more specific to the healthcare business, where I guess in past conference calls, I never really got the impression that the NIH funding was a big deal for IDEX. It sounds like you are saying that there is some pause out there taking place among some of your customers. Maybe just help me connect those dots if you could?

Andy Silvernail - IDEX Corporation - CEO

That’s a good question, Scott. If you kind of step back and you look at that overall instrumentation space that we have talked about in the past, somewhere between 20% and 30% of that business domestically, and probably the same in Europe, is impacted by NIH-like funding. That being said, that segment of our business is only about 1/3 of the total HST platform. So if you kind of walk through the math, you can see kind of how it impacts that. However, I think what’s important is that as some questions about funding have come up, and understand, that those funding cuts haven’t happened yet. But it’s really questions about funding. We are hearing our customers become more cautious. And they are waiting for that to clear up. I don’t think anybody wants to get caught in a slower market. And so they’ve been a little bit more cautious. When that clears up, we think that the growth rates will continue. And frankly, if you listen to the majority of the players in the space, there’s real confidence going forward about continued attractive growth rates.

Scott Graham - Jefferies & Company - Analyst

That’s fine. Thank you. My last question is this. I know that you are looking at some additional sort of platform restructuring. That is separate from the Company’s long heralded goal of $20 million to $25 million in ongoing productivity cost savings. Is that correct?

Heath Mitts - IDEX Corporation - VP and CFO

Scott, this is Heath. That is correct. The 2 different activities altogether. One is restructuring. Partly CVI enabled, just due to the acquisition as well as the sizing of the dispensing portions of the water business that I discussed earlier. That is a different activity altogether than the ongoing strategic sourcing and OpEx savings that we drive daily.

Scott Graham - Jefferies & Company - Analyst

Very good. That’s very helpful. Thank you. And, Andy, good luck.

Andy Silvernail - IDEX Corporation - CEO

Thank you very much, Scott.

Operator

Allison Poliniak; Wells Fargo.

Allison Poliniak - Wells Fargo Securities - Analyst

You talk about organic growth next year. And I guess a follow up with what Scott was talking about on the cost side. If that doesn’t happen, can you talk about contingency on the cost side that you are currently thinking about?

Andy Silvernail - IDEX Corporation - CEO

Yes, no problem. As we talked about, we’ve already taken some actions. And it has been related to the businesses that we believe will continue to have slower growth. You know, at the same time, we have a pretty disciplined process here. We understand what the play-book looks like, and frankly, multiple phases depending upon what the end markets do. So, Allison, without getting real specific, we feel very, very comfortable that if we see decelerating growth rates or a global recession, we have the ability to execute very, very quickly with substantial cost reductions.

Allison Poliniak - Wells Fargo Securities - Analyst

Okay, great. And then just back on the HST and the funding issue. Has there been any talk about concerns of the quantity of some of the cost reductions that could happen next year? And how are you guys thinking about that for 2012?

Andy Silvernail - IDEX Corporation - CEO

It is really too early to tell. You guys watch CNN and CNBC as much as we do. And frankly, you have got the politicians kind of arguing at each other. And I think that’s what has caused the hesitancy. But there is really no specific insights, or no specific plans that are in process, or ready to be executed.

Allison Poliniak - Wells Fargo Securities - Analyst

Okay. Great. Thank you.

Andy Silvernail - IDEX Corporation - CEO

You’re welcome. Thank you.

Operator

Charlie Brady, BMO capital.

Charlie Brady - BMO Capital Markets - Analyst

On the fire safety diversified business, can you kind of break up a little more granularity between the fire business and the non-fire business. What the growth and order outlook is for those businesses?

Andy Silvernail - IDEX Corporation - CEO

Well, I think the way to think about that, and I can let Heath dig into more specifics. We continue to see BAND-IT and the rescue tools business really execute fantastically. And it’s 2 similar stories. One is at rescue, they have done a great job, absolutely terrific job of innovation and international expansion. That business is 70 plus percent international. And the team there has just done a stellar job executing. On the BAND-IT side, what they have really done is a terrific job globally, of looking at new vertical markets, where they have just a tremendous advantages over the existing fastening technology. And so, year over year, they continue to drive great growth. We have already talked about what is happening in fire. So, I think they have done a terrific job and we expect them to continue to.

Heath Mitts - IDEX Corporation - VP and CFO

Just to jump in here, Charlie. The third quarter results were reflective of what we have seen year-to-date in the segment, which is a fire piece that is stable. Right? So, 1/3 of the segment, which is the pumps that go on the fire trucks, has been stable. It hasn’t shrunk this year. It has really been a low single-digit organic grower. And so you can do the math. If we are growing at the segment level there, at the mid-to this quarter 6% organic revenue growth, you have got 2/3 of the business that is growing in the low double-digits. And that would obviously be rescue and BAND-IT which are having great years.

Charlie Brady - BMO Capital Markets - Analyst

When you talk about the new verticals that they are trying to get into, where they’ve got an advantage on other fasting technologies, can you give us some examples of that?

Andy Silvernail - IDEX Corporation - CEO

Yes, you bet. One example, which is just terrific is looking at power plants where some of the current fastening technologies are really based on welding, which is expensive, dangerous, and doesn’t have a long life. And with those type of applications, you are looking at a, frankly, a 10 to 1 value proposition where we can still solve a customer’s problem and have very attractive margins. So that’s one example, and frankly, there are dozens more like that.

Charlie Brady - BMO Capital Markets - Analyst

Okay. And just of the corporate expense line, looking into Q4 and I guess a little bit into 2012, should we expect that to kind of drop down into the level that we saw in the first half, or maybe slightly above the first half?

Andy Silvernail - IDEX Corporation - CEO

Some of the first half numbers that are in corporate expense were a little inflated, Charlie, just because we had acquisition related costs in those. Right? I think, if you were to normalize in this quarter is probably a little artificially low because we had some the CEO transition expense benefit in there. So, I think if you normalized it for some around $11 million to $12 million a quarter, that’s probably a good modeling number from a corporate expense perspective.

Charlie Brady - BMO Capital Markets - Analyst

Okay. Thanks.

Operator

Wendy Caplan, SunTrust.

Wendy Caplan - SunTrust Robinson Humphrey - Analyst

Hi. Good morning. First, I just wanted to say, best of luck, and though you don’t need it, to Andy, and certainly to you, Larry. Sometimes during a time of slowing, we see the folks that have good market share positions going after market share from lesser competitors. Are there initiatives that you can talk about in that arena? And how you see it, Andy, on a strategic basis?

Andy Silvernail - IDEX Corporation - CEO

You bet. Well first, good morning, Wendy. From a market share perspective, we are always going after share in every one of our markets. That’s part of our DNA and if you look at our comex tool box and what it’s built around, it’s really built around expanding share and accelerating profitable incremental growth. So, you can go through any one of our platforms, any one of our individual businesses, and the answer to that question is absolutely, yes. There are more opportunities internationally and the great part, Wendy, is we really have a terrific infrastructure that we’ve built in to compete globally. Globally and locally. So we feel very confident in our ability to consistently take share across the portfolio.

Wendy Caplan - SunTrust Robinson Humphrey - Analyst

Okay. Thank you. And one more on HST. This is typically we think doing business in a consolidating industry is a little tricky. And that’s what your life science end market appears to be going through. Can you talk about what that implies for you in terms of your customer base in that space consolidating?

Andy Silvernail - IDEX Corporation - CEO

Sure. Well first and foremost, I think it’s important to note that as you look at this portfolio, if you look at HST, it is a very different portfolio than it was 1 year ago. It is what a lot of people think of as HST, is now kind of about 1/3 to 40% or 45% of the current portfolio. So overall concentration, customer concentration has actually gone down pretty considerably. So that is the first comment. The second comment is, these are very, very long life cycle products and technologies that we play in. And in many cases, they are regulated. So they are attractive, very defensible markets, and we work hard being early in the product development cycle, and driving overall value to the customer. And continuing to play with them through the life cycle. We have been successful at taking share by driving platform content and maintaining a continued growth share with some of the similar strategies. So we think we are very well-positioned. We have grown platform content even in those places that have some consolidation. And we think we bring an awful lot of value. So frankly, we think we’re well-positioned.

Wendy Caplan - SunTrust Robinson Humphrey - Analyst

Thanks very much, Andy.

Andy Silvernail - IDEX Corporation - CEO

Thank you.

Operator

Matt Summerville, KeyBanc.

Matt Summerville - KeyBanc Capital Markets - Analyst

Good morning. Just a couple of questions. One, in terms of pricing, I guess, where do you guys think IDEX comes out overall in terms of pricing 2011 versus 2010 for the full year? And then how are you thinking about price as you build out your plan for 2012?

Heath Mitts - IDEX Corporation - VP and CFO

Matt, this is Heath. We are consistent with where we were year-to-date. Our third quarter performance was between 1 point and 1.5 points of positive price. So, as we build for plans for next year, it’s a little early, because we have not gone through all of the operating plans, but it is certainly going to in a more sane moderated inflationary environment, we would anticipate getting some level of price, a positive price.

Matt Summerville - KeyBanc Capital Markets - Analyst

Okay. And then just a follow-up again on health. Within the food business you kind of talk about what organic orders look like in total for the segment, and then if you kind of back out water. I’m curious as to how health would look if you kind of did the same exercise but backed out the strength you saw in pharma. I am trying to get a sense, is the incoming order rate in that instrumentation/life sciences piece, has that turned negative? Are you seeing cancellations and deferrals up to this point? I’m just trying to dig a little deeper there.

Andy Silvernail - IDEX Corporation - CEO

You know, pharma, we are very bullish about the segment. It is a smaller piece of the segment relative to water as is to FMT. So we haven’t quantified that. But, just to be absolutely clear, we are not seeing negative order growth in the rest of HST, whether it is in the optics pace, more the fluidic space around HST, or and even some of the industrial spot. So, it would not be as meaningful of a number but it is not going to be something that we are providing.

Matt Summerville - KeyBanc Capital Markets - Analyst

And then, as we think about Q4 and the organic growth rate that you talked about a 4% to 5%. Could you give a little bit of color just given there are several moving pieces here. The dispensing orders were up 23%, Fire up 13%, the others up 6%. I guess how do you think about the businesses coming either at, below, or above that 4% to 5%? Can provide a little bit of framework there?

Heath Mitts - IDEX Corporation - VP and CFO

Matt, just to be clear, are you talking about optics coming in? The CVI business?

Matt Summerville - KeyBanc Capital Markets - Analyst

No, I’m looking at your total organic growth in Q4. You are saying up, I believe, 4% to 5%. If I look at the 4 segments, and I take into account kind of the moving parts from an overall order standpoint. You have 2 of the business up double digits. 2 of the businesses up mid-single. You have some maybe longer-term orders in health that are going to ship in 2012. I am trying to get a feel for if we bracket around that 4% to 5%, where you think the 4 businesses come in in Q4?

Heath Mitts - IDEX Corporation - VP and CFO

Okay, I see what you are saying. I think you will see mid-single digits out of health and science, out of fire and safety and dispensing, and I think you will see a better than the high single-digit number out of FMT.

Matt Summerville - KeyBanc Capital Markets - Analyst

Great. Thanks a lot.

Operator

Walter Liptak, Barrington Research.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Just to follow on Matt’s question, I’m not sure I heard dispensing, with the orders rebounding, what is behind that? And what kind of growth rate are you expecting for the fourth quarter?

Andy Silvernail - IDEX Corporation - CEO

Walt, if you look at the dispensing number, it was a pretty easy comp year over year. The third quarter of last year was in the low $20 millions and if you look at that kind of how it balanced throughout the year, that was lower. Now that being said, the third quarter, because of the seasonality in Europe, tends to be a little bit softer for us in dispensing. And what I can say about dispensing generally, is we feel pretty comfortable that, that business has leveled out. And we have aggressively gone after cost. And as we look at it today, it’s on an annual basis, it’s got relatively attractive and stable margins and very, very good cash generation. So, I think what you will see in the fourth quarter, is something kind of consistent with our history.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

In terms of the profit margin?

Andy Silvernail - IDEX Corporation - CEO

Profit margin and overall organic growth rates as it normalizes.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Okay.

Andy Silvernail - IDEX Corporation - CEO

Walt, as you recall, the first half is always much bigger than dispensing in the second half.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Right. There’s that seasonality.

Andy Silvernail - IDEX Corporation - CEO

Then you see that this is a business that volume has a huge impact in terms of the way things levers up and levers down. So, in terms of where we finish the year on a full year, operating margin rate for the segment, will still be in the mid to high teens in terms of profitability in the fourth quarter versus the third quarter. It’s going to be up some, but some of that is more tied to the restructuring actions that we are doing, more so than we are anticipating some big bump in volume.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Okay. And on that restructuring, have you quantified in dollar terms, the amount of cost savings that you will get from the $2.9 million?

Andy Silvernail - IDEX Corporation - CEO

No, we will come back at. We are not finished. Right? With the restructuring activities, we will continue through the fourth quarter. And when we comeback out with our 2012 guidance, we will add some color around it.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Okay. So, in the fourth quarter, there will be a similar charge to the $2.9 million?

Andy Silvernail - IDEX Corporation - CEO

I wouldn’t, I’m not going to try to quantify what the charge in the fourth quarter will be.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Okay. And then the last one, the interest expense was a little bit lower than what I was looking for. And I wondered, is this the run rate or is there a refi that is going to happen on some of the debt?

Andy Silvernail - IDEX Corporation - CEO

We’re still planning to go out here in the fourth quarter with a public bond. The 10 year notes that we talked about the last earnings call.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Right.

Andy Silvernail - IDEX Corporation - CEO

Timing is a little TBD, almost week to week as we keep an eye on the bond markets making sure we go in at the most attractive point for IDEX resides. So, we anticipate some moderately higher interest expense in the fourth quarter.

Walter Liptak - Barrington Research Associates, Inc. - Analyst

Okay. Great. Thank you.

Operator

Jim Lucas, GNA Capital Markets.

Jim Lucas - GNA Markets - Analyst

Thanks. I want to come back on one clarification. Andy, when you were talking about the first question, the 2012 drivers on the softening side, you said there were 3. You highlighted Europe, NIH funding. What is the third? Driver?

Andy Silvernail - IDEX Corporation - CEO

I think the third, the overall international growth has ticked down a little bit too. If you look at the emerging markets, they were exceptionally robust as we saw in the first half of the year. And don’t get me wrong, they are still very, very attractive, but certainly they have decelerated a little bit.

Jim Lucas - GNA Markets - Analyst

Okay. Thanks for that clarification. And big picture, in the early prepared remarks, you talked about the 3 year strat plan being completed. As that is completed, could you build out some additional color of what came out of that 3-year strat plan? Any major changes?

Andy Silvernail - IDEX Corporation - CEO

I would not call them a major changes, Jim. I think the most important thing that came out of the 3 year strat plan is the laser-like focus on the 6 strategic platforms within FMT and HST. And you know, those have been in place for a long time. They’ve been build out for a number of years. But really, focusing and executing on those platforms, both organically and inorganically. A very strong focus on the emerging markets. A very strong focus on filling in technology and channel gaps. And really kind of executing the business model around that. That is absolutely the most important thing that came out of the strat plan.

Jim Lucas - GNA Markets - Analyst

Okay. Great. Thank you very much.

Operator

There are no further questions at this time.

Andy Silvernail - IDEX Corporation - CEO

Well, I want to thank you all very much for your time this morning. We’re excited about the end of our third quarter and our execution on the year-to-date results. And we anticipate continued success throughout the year. And thanks again for your continued interest and IDEX.

Operator

This concludes today’s conference call. You may now disconnect.